Exhibit 16.1






October 12, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by CompuDyne Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated October 7, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the material weaknesses noted in such Form 8-K or regarding any remedial efforts taken with respect to such material weaknesses.

Very truly yours,



PricewaterhouseCoopers LLP